Exhibit 10.1

CVRx, Inc.
Non-Qualified Stock Option Agreement
Under the 2021 Equity Incentive Plan

    CVRx, Inc. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below. The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]
No. of Shares Covered: [_______]	Grant Date: __________, 20__
Exercise Price Per Share: $[______]	Expiration Date: __________, 20__
Vesting and Exercise Schedule:
Dates	Portion of Shares as to Which Option Becomes Vested and Exercisable

By evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

CVRx, Inc.:

By: Kevin Hykes
Title: President & Chief Executive Officer

CVRx, Inc.
2021 Equity Incentive Plan
Non-Qualified Stock Option Agreement

Option Terms and Conditions

1.    Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.
2.    Vesting and Exercisability of Option.
(a)    Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end.
(b)    Accelerated Vesting. Notwithstanding Section 2(a), (i) this Option will vest and become exercisable in full upon a termination of your Service as a result of your death or Disability and shall remain exercisable for the period specified in Section 6(e) of the Plan, and (ii) if and to the extent this Option is continued, assumed or replaced in connection with a Change in Control, and if your Service terminates as a result of such Change in Control, then this Option (or any replacement award) shall immediately vest and become exercisable in full and shall remain exercisable for one year following your termination of Service. In addition, vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.
3.    Expiration. Notwithstanding Section 6(e) of the Plan, this Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:
(a)The expiration date specified on the cover page of this Agreement;
(b)Your removal as a director ‘for cause’ pursuant to the Company’s Certificate of Incorporation, as the same may be amended from time to time;
(c)The three (3)-year anniversary of your termination of Service for any reason other than as set forth in subsection (b); or
(d)    The date (if any) fixed for termination or cancellation of this Option pursuant to Section 12 of the Plan.
4.    Service Requirement. Except as otherwise provided in Sections 2 or 3 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date of this Option.
5.    Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by giving notice to Company via E*Trade using the method designated by the Company, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes (if applicable). The election to exercise must include the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.
6.    Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:
(a)Cash (including personal check, cashier’s check or money order);
(b)By means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or
(c)By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased; or
(d)By authorizing the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is being exercised.
    However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.
7.    Taxes. In the event that the Company is required to withhold for federal, state or local taxes in connection with the exercise of the Option, you hereby authorize the Company (or any Affiliate) to withhold from any amounts otherwise payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of the Plan. Unless otherwise determined by the Committee, you may satisfy such withholding tax obligations by delivering Shares you already own, or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, provided you notify the Company in advance of any exercise of your desire to pay withholding taxes in this manner. Delivery of Shares upon exercise of the Option is subject to the satisfaction of applicable withholding obligations, if any.
8.    Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 16(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

9.    Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option except (i) for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a domestic relations order, or (iii) with the prior written approval of the Company, by gift to a ”family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.
10.    No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.
11.    Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
12.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).
13.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
14.    Other Agreements. You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.
15.    Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 14 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.
16.    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
By accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.